Exhibit 10.2

EMPLOYEE AGREEMENT

This Employee Agreement (this “Agreement”) is made and entered into as of September 3, 2010 by and between Microfluidics International Corporation, a Delaware corporation (the “Company”), and William J. Conroy (“Conroy”).

WHEREAS, Conroy is a senior executive of the Company and a key member of the Company’s management;

WHEREAS, the Company wishes to assure Conroy of fair severance should Conroy’s employment terminate in specified circumstances following a change of control, and to assure Conroy of certain other benefits upon a change of control.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  The following terms used in this Agreement shall have the following meanings:

(a)           “Base Monthly Salary” shall mean Conroy’s base monthly salary, exclusive of any bonus or other benefits Conroy may receive.

(b)           “Board” shall mean the Board of Directors of the Company.

(c)           “Cause” shall mean (i) the willful failure or refusal by Conroy to perform Conroy’s duties (other than any such failure resulting from Conroy’s incapacity due to physical or mental illness); (ii) Conroy’s willful material breach of any employment agreement or offer letter with the Company or any job description or material policy of the Company or its subsidiaries applicable to Conroy; (iii) Conroy’s willful engaging in misconduct, or conduct deemed by the Board of Directors of the Company, in its sole discretion, to be grossly negligent, with respect to the performance of Conroy’s duties that is materially injurious to the Company, its subsidiaries, employees or customers, monetarily or otherwise, (iv) any violation by Conroy of Conroy’s obligations under Sections 3 and 4 of this Agreement or (v) Conroy’s conviction of, or plea of guilty or nolo contendere, with respect to any felony or any crime involving theft, dishonesty or fraud, or commission of an act of moral turpitude which results or is reasonably likely to result in material harm to the Company, its business or reputation; provided that, in the case of subsections (i), (ii) and (iii) any such failure, breach or misconduct which, if capable of cure, has not been cured within five (5) days after written notice of such breach is delivered to Conroy by the Board of Directors of the Company.

(d)           “Change of Control” means the occurrence of any of the following events:

(i)            Any person (as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; provided however, that with respect to Global Strategic Partners, LLC, a Delaware limited liability company, and its Affiliates (as defined in the Exchange Act), such number shall be sixty percent (60%) on a fully diluted basis; or

(ii)           The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii)          The consummation of a merger or consolidation of the Company with (i) Global Strategic Partners, LLC or its affiliates (as defined in the Exchange Act);  provided, however, that such merger or consolidation results in the ownership by Global Strategic Partners, LLC of at least sixty percent (60%) or more of the total voting power represented by the Company’s then outstanding voting securities, or (ii) any other corporation or entity, excluding a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(e)           “Good Reason” shall mean the occurrence of any of the following events: (i) any material diminution in Conroy’s duties, authority, reporting relationships or responsibilities (whether or not accompanied by a title change); (ii) any material reduction in Conroy’s Base Monthly Salary, other than as a result of a Company wide reduction in base salaries; or (iii) the relocation of the Company’s executive offices more than 50 miles from its current location; provided however that (A) such Good Reason is not remedied or cured by the Company within thirty (30) days after the Company receives notice from Conroy of the occurrence of a Good Reason; (B) such notice of the occurrence of a Good Reason is sent by Conroy no later than thirty (30) days after the occurrence of such Good Reason; and (C) Conroy terminates Conroy’s employment with the Company within ninety (90) days of the occurrence of such Good Reason.  The foregoing definitions of Good Reason shall not be applicable, however, if the event constituting Good Reason occurs: (i) with Conroy’s express prior written consent, or (ii) in connection with termination of Conroy’s employment for Cause or due to Conroy’s death or permanent disability.

(f)            “Severance Period” shall be the period commencing on the date of Qualified Termination (as defined below) and continuing until the twelve (12) month anniversary of the date of the Qualified Termination.

2.             Benefits Upon a Change of Control.

(a)           In the event (x) the Company terminates Conroy’s employment with the Company without Cause at or immediately prior to the closing of a Change of Control transaction or within twelve (12) months following a Change of Control, or (y) Conroy terminates Conroy’s employment with the Company for Good Reason within twelve (12) months following a Change of Control (each, a “Qualified Termination”), then:

(i)            the Company shall pay to Conroy an amount equal to twelve (12) months of Conroy’s Base Monthly Salary as in effect immediately prior to the date of the Qualified Termination (the “Severance Amount”) as set forth in the following sentence. Subject to any deferral or reduction in payment of the Severance Amount pursuant to Section 2(e), the Severance Amount shall be paid by the Company to Conroy in twelve (12) equal monthly payments commencing on the thirtieth (30th) day following the date of the Qualified Termination, provided the Release (as defined below) is effective and irrevocable prior to such date; and

(ii)           Provided Conroy elects to continue coverage under the Company’s present group health and dental plans pursuant to the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then for the shorter of (a) the Severance Period, (b) until such time as Conroy becomes ineligible for COBRA payments, or (c) until such time as Conroy becomes eligible to receive healthcare coverage from a subsequent employer, the Company and Conroy will each pay the same percentage contribution toward Conroy’s monthly premium(s) as were made during Conroy’s employment, and Conroy’s share of such premium will be deducted from the Severance Amount on a monthly basis if such deduction would not violate the provisions of Section 2(e). Thereafter, in the event Conroy remains eligible for COBRA benefits, Conroy will be solely responsible for payment of Conroy’s monthly COBRA premium costs, in addition to an administrative fee of up to 2%.

(b)           The Company’s obligations in Section 2(a) shall be contingent in all respects on Conroy having theretofore executed (and not thereafter revoked) the general release of claims in the form attached hereto as Exhibit A (the “Release”).  Notwithstanding any of the foregoing, in the event Conroy breaches any of the provisions contained in Section 3, 4, or 15 of this Agreement or the Invention Assignment and Proprietary Information Agreement referenced in Section 6 of this Agreement, all payments of the Severance Amount and all provision of benefits pursuant to Section 2(a) shall immediately cease and become repayable to the Company to the extent paid to Conroy.

(c)           (i) Provided Conroy remains employed by the Company during the 60 day period commencing at or immediately prior to the time of the closing of a Change of Control transaction (the “Retention Period”), Conroy shall be paid on the last day of the Retention Period a retention bonus payment in an amount equal to $15,000.00 (the “Retention Bonus”).  Notwithstanding the foregoing, Conroy shall be paid the Retention Bonus even if Conroy undergoes a termination of employment at or immediately prior to the time of closing of a Change of Control transaction or during the Retention Period, if such termination of employment is by the Company without Cause or by Conroy for Good Reason and, in such event, the payment of the Retention Bonus shall be made promptly following Conroy’s date of termination, but in no event later than the date that is 75 days following Conroy’s date of termination;

(ii)           Conroy shall also be eligible to be paid at the time of the closing of the Change of Control transaction his pro rata share (based on the number of days in the period from the commencement of the current fiscal year to the date of closing of the Change of Control transaction) of his maximum bonus opportunity for the current fiscal year, to the extent the Board determines that (x) the Company is on track through such closing date in achieving the current fiscal year’s Company-wide performance metrics for payment of such bonus, (y) Conroy has satisfactorily achieved his KRA’s through such date and (z) the payment of such bonus would be consistent with the financial performance of the Company and the economics of the Change of Control transaction (the “Accelerated Bonus”); provided, however, that the amount of the Accelerated Bonus shall be reduced by the amount of the Retention Bonus;

(iii)          upon payment of any Accelerated Bonus pursuant to Section 2(c)(ii), Conroy shall not be entitled to any further payments under the existing bonus plan for the balance of the then current fiscal year; and

(iv)          if the Company does not pay any Accelerated Bonus at the closing of a Change of Control transaction, as provided in Section 2(c)(ii) above, Conroy will remain eligible to receive his annual bonus, to the extent earned, as and when due and payable under the terms applicable to such bonus (“Earned Bonus”), and in such event the amount of the Retention Bonus shall be credited against and treated as a prepayment of the amount of the Earned Bonus.

(d)           Conroy’s unvested stock options will become fully vested and exercisable immediately prior to the Change of Control.

(e)           (i)            The Severance Amount provided for in Section 2(a) constitutes an “involuntary separation pay plan” with respect to termination without Cause or resignation with Good Reason pursuant to Treas. Reg. §1.409A-1(b)(9)(iii) and thus not “nonqualified deferred compensation” subject to Section 409A of the U.S. Tax Code (the “Code”).  The Retention Bonus, Accelerated Bonus and Earned Bonus constitute a “short-term deferral” within the meaning of Treas. Reg. §1.409A-1(b)(4)(i) and thus not “nonqualified deferred compensation” subject to Section 409A of the Code.  If the Severance Amount is deemed to provide benefits that constitute “nonqualified deferred compensation” with respect to a termination without Cause, resignation for Good Reason, or any other termination of employment, then the following interpretations apply to this Agreement:   (i) Any termination of Conroy’s employment triggering payment of the Severance Amount must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of Conroy’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Conroy to the Company at the time his employment terminates hereunder), any payment hereunder that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this section shall not cause any forfeiture of benefits on Conroy’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) If Conroy is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable hereunder that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of his death, but only to the extent necessary to avoid such penalties under Section 409A of the

Code.  On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) his death, the Company shall pay Conroy in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid him prior to that date pursuant to this Agreement; (iii) It is intended that the Severance Amount and each separate payment and installment thereof shall be treated as a separate “payment” for purposes of Section 409A of the Code; and (iv) Neither the Company nor Conroy shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(ii)           Notwithstanding anything to the contrary set forth in this Section 2, in the event that all or any portion of the amounts to be paid to Conroy pursuant to Section 2 would be a “parachute payment,” as defined in section 280G(b)(2) of the Code and the Treasury Regulations thereunder, the aggregate present value of the total amounts to be paid to Conroy under Section 2 shall be limited to an amount that is less than three times Conroy’s “annualized includible compensation for the base period,” as defined in section 280G(d) of the Code and any Treasury Regulations thereunder.

(iii)          If any dispute between the Company and Conroy as to any of the amounts to be determined under Section 2(e)(ii) or the method of calculating such amounts cannot be resolved by the Company and Conroy, either party, after giving three (3) days written notice to the other, may refer the dispute to a regional or national accounting firm designated by the Board of Directors of the Company, in its sole discretion, which firm shall have not had a material business relationship with the Company in the preceding three (3) years, whose determination as to the amounts to be determined under Section 2(e)(ii) and the method of calculating such amounts shall be final and binding on both the Company and Conroy. The Company shall bear the costs of any such determination.

3.             Confidential Information.  Conroy acknowledges that the information, observations and data obtained by Conroy while employed by the Company concerning the business or affairs of the Company or any of its affiliates (“Confidential Information”) are the property of the Company. Therefore, Conroy agrees that during Conroy’s employment with the Company and following the termination of Conroy’s employment with the Company, Conroy shall hold in a fiduciary capacity for the benefit of the Company the Confidential Information and Conroy shall not disclose to any unauthorized person or use for Conroy’s own account any Confidential Information without the prior written consent the Company, unless and to the extent required by law, rule or regulation or pursuant to any administrative or court order. The term “Confidential Information” shall not include: (i) information which is generally available to the public or those in the Company’s industry as of the date of execution of this Agreement or which later becomes generally available to the public or those in the Company’s industry other than as a result of Conroy’s prohibited disclosure; (ii) information which comes to Conroy from a bona fide third party source so long as such source was not, to Conroy’s knowledge, prohibited from providing such information to Conroy by any contractual, legal, fiduciary or other obligation; and (iii) information which was known to Conroy before such information was obtained from the Company, except to the extent that such information becomes or is incorporated into the Company’s Confidential Information, including but not limited to, its Inventions, as defined under the Invention Assignment and Proprietary Information Agreement referenced in Section 6 of this Agreement, and any other trade secrets or proprietary information. The foregoing provision shall not be deemed to supersede or limit any other agreement between Conroy and the Company relating to confidential information of the Company, but shall be deemed to be in addition to the provisions thereof. To the extent there arises any irreconcilable conflict between this Agreement and any such other agreement, the provisions of this Agreement shall control.

4.             Non-Compete; Non-Solicitation.

(a)           Conroy acknowledges that in the course of Conroy’s employment with the Company, Conroy will become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that Conroy’s services will be of special, unique and extraordinary value to the Company.  Therefore, Conroy agrees that during Conroy’s employment with the Company and during the Severance Period (the “Noncompete Period”), Conroy shall not, directly or indirectly, in any state, country or other jurisdiction in which the Company is engaged or, to the knowledge of Conroy, has reasonably firm plans to engage in business: (i) engage in any Competitive Business (as defined below); (ii) render any services to any Competitive Business; or (iii) acquire a financial interest in any Competitive Business. For purposes of this Agreement, the phrase “engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. “Competitive Business” means a business that is engaged, itself or through an affiliate, in the production, sale, provision or distribution of products or services, or research or development intended to create products or services, competitive with the Company’s business including, but not limited to:

(i)            high-shear processing equipment used to: (A) produce sub-micron and nanoscale liquid and solid particles in emulsions and dispersions for the biotech, pharmaceutical, chemical/coatings, personal care/cosmetics and food industries, and (B) perform cell disruption (lysis), or (C) create liposomal encapsulation of a variety of products;

(ii)           chemical reactor equipment for: (A) the continuous production of nanoscale products through chemical reaction, or (B) crystallization processes to produce drug and other nanosuspensions for the pharmaceutical and biotechnology industries; or

(iii)          future products, equipment or services developed;

as such products, equipment or services exist or are contemplated during Conroy’s employment with the Company.

Nothing herein shall prohibit Conroy from being a passive owner of not more than three percent (3%) of any class of securities of a public company, so long as Conroy has no active participation in any aspect of the business of such entity.

(b)           During the Noncompete Period, Conroy shall not directly or indirectly through another entity:  (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand; (ii) hire any person who is or at any time was an employee of the Company earlier than six (6) months after such individual’s employment relationship with the Company has ended; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand. Clauses (i) and (iii) of the preceding sentence shall not apply to any general advertising or solicitation.

(c)           If, at the time of enforcement of this Section 4, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d)           In the event of the breach or a threatened breach by Conroy of any of the provisions of this Section 4, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction solely in any of the forums set forth in Section 18 hereof for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security).

5.             Conroy and Company Representations. Conroy hereby represents and warrants to the Company that:  (i) the execution, delivery and performance of this Agreement by Conroy does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Conroy is a party or by which Conroy is bound, and (ii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of Conroy, enforceable in accordance with its terms.  The Company hereby represents and warrants to Conroy that: (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

6.             Intellectual Property Agreement.  If Conroy has not previously done so, Conroy shall, simultaneous with the execution hereof, execute and deliver to the Company the Invention Assignment and Proprietary Information Agreement in the form attached hereto as Exhibit B.

7.             Continued Employment.  This Agreement shall not give Conroy any right of continued employment or any right to compensation or benefits from the Company or any subsidiary except the rights specifically stated herein to certain severance, bonus and other benefits, and shall not limit the Company’s right to change the terms of or to terminate Conroy’s employment, with or without Cause, at any time, except as may be otherwise provided in a written employment agreement, if any, between the Company and Conroy.  The Company’s obligations pursuant to Section 2 of this Agreement shall automatically terminate upon the termination of Conroy’s employment with the Company for any reason, whether voluntary or involuntary, at any time other than at or immediately prior to the closing of a Change of Control transaction or during the one-year period following a Change of Control transaction and during the Retention Period, with respect to the payment of the Retention Bonus as set forth in Section 2(c)(i).

8.             Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to be delivered and receive five business days after having been deposited in the United States mail and enclosed in a registered or certified post-paid envelope; one business day after having been sent by reputable overnight courier; when personally delivered or sent by facsimile communications equipment of the sending party on a business day, or if not on a business day on the next succeeding business day thereafter; and in each case addressed to the respective party at the address set forth below or to such other changed addresses as the party may have fixed by notice as provided herein:

Notices to Conroy:

As set forth on the signature page to this Agreement.

Notices to the Company:

Microfluidics International Corporation

30 Ossipee Road

Newton, MA  02464

Attention:  Chief Executive Officer

With a copy to:

Posternak Blankstein & Lund LLP

The Prudential Tower, 33rd Floor

800 Boylston Street

Boston, MA  02199

Attention:  Donald H. Siegel, P.C.

9.             Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.          Complete Agreement.  This Agreement, any stock option award agreement between Conroy and the Company, and those documents expressly referred to herein, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way, including, without limitation, any existing severance agreement and/or severance arrangement between the Company and Conroy.

11.          Counterparts.  This Agreement may be executed in separate counterparts, including via facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Conroy, the Company and each of their respective heirs, successors and assigns, except that Conroy may not assign Conroy’s rights or delegate Conroy’s obligations hereunder without the prior written consent of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

13.          No Duty to Mitigate Damages.  Conroy’s benefits under Section 2 shall be considered severance pay in consideration of Conroy’s past service and Conroy’s continued service from the date of this Agreement, and Conroy’s entitlement thereto shall not be governed by any duty to mitigate Conroy’s damages by seeking further employment.

14.          Cooperation.  During the Severance Period, Conroy shall reasonably cooperate with the Company with respect to any questions or inquiries the Company may have concerning its business, including but not limited to, its operations, services, customers, vendors, and employees; provided, however, that such cooperation shall not materially interfere with Conroy’s employment, if any.

15.          No Disparagement.  Conroy agrees that neither he, nor any person acting on his behalf, shall directly or indirectly take any action that he knows or reasonably should know would be detrimental to the Company’s interest, or make any disparaging remarks concerning the business, operations, services, management, employees, affiliates, affairs and/or financial condition of the Company.  The Company agrees that it will not make any disparaging remarks concerning Conroy or his employment with the Company.  Nothing herein shall preclude either Conroy or the Company from making truthful representations required pursuant to legal process or court order, or in response to inquiries from any federal, state or local governmental entity or regulatory body.

16.          Attorneys’ Fees and Costs.  If any action seeking equitable remedies is instituted by either party, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which that party may be entitled.

17.          Governing Law.  This Agreement will be governed by the internal law, and not the laws of conflicts that would give effect to the laws of another jurisdiction, of the Commonwealth of Massachusetts.

18.          Forum.  The parties submit to the exclusive jurisdiction of the federal and state courts of Boston, Massachusetts in relation to any dispute arising in connection herewith.

19.          Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Conroy, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Company:

MICROFLUIDICS INTERNATIONAL CORPORATION

By:	/s/ Michael C. Ferrara
Name: Michael C. Ferrara
Title: President and Chief Executive Officer

/s/ William J. Conroy
William J. Conroy
Address:

Exhibit A

FORM OF RELEASE AGREEMENT

1.             Release.  William J. Conroy (“Conroy”), on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Microfluidics International Corporation (the “Company”), its divisions, subsidiaries, parents, majority unit holders or affiliated companies, past and present, and each of them, as well as its and their assignees and successors, any of its directors, officers, shareholders, partners, representatives, attorneys, agents or employees, past or present (individually and collectively, the “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Conroy’s employment, the termination thereof, or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, resulting from or arising out of any act or omission by or on the part of the Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, The Massachusetts Fair Employment Practices Act, M.G.L 151B or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to (i) Conroy’s right to enforce any obligation of the Company to Conroy pursuant to Section 2 of the Employee Agreement dated as of September 3, 2010 by and between the Company and Conroy (the “Employee Agreement”); (ii) any stock options that survive the termination of Conroy’s employment by the terms of the applicable agreement; (iii) any vested benefits under any Company sponsored employee benefit plan or perquisite of employment, including accrued but unused vacation time pursuant to the Company’s vacation policy then in effect; (iv) any rights to indemnification under the Company’s error and omissions policy and/or Bylaws; (v) the enforcement of this Agreement and the surviving provisions of the Employment Agreement; or (vi) the right to file a charge of discrimination with the U.S. Equal Opportunity Commission (“EEOC”) or with any state or local anti-discrimination agency or to participate in an investigation conducted by the EEOC or any such agency.  Conroy has agreed to waive his right to any damages or other recovery resulting from any administrative, arbitration, or court proceeding, including any action brought by the EEOC or any other state or local agency on his behalf or on behalf of a class of which he may be considered a member, with respect to Conroy’s employment with and/or termination of employment from the Company and if Conroy is awarded any money damages, Conroy hereby assigns to the Company Conroy’s right and interest to such money damages.  Notwithstanding the foregoing, this paragraph does not limit Conroy’s right to challenge the validity of the Release Agreement in a legal proceeding under the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f) with respect to claims under the Age Discrimination in Employment Act.  This paragraph also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment, or setoff of any payments made to Conroy and/or Conroy’s counsel by the Company should the Release Agreement be found to be invalid as to the release of claims under the Age Discrimination in Employment Act.

2.             [Deemed included if California law ever becomes applicable] Waiver of Civil Code Section 1542.  This Agreement is intended to be effective as a general release of and bar to each and every claim, agreement, obligation, demand and cause of action hereinabove specified (collectively, the “Claims”).  Accordingly, Conroy hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Conroy acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Conroy now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, Conroy hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

3.             ADEA Waiver.  Conroy expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Conroy further expressly acknowledges and agrees that:

a.     In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

b.     He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.     He was given a copy of this Agreement on [              , 20 ] and informed that he had twenty-one (21) days within which to consider the Agreement; and

d.     He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

4.             No Disparagement. Conroy agrees that neither he, nor any person acting on his behalf, shall directly or indirectly take any action that he knows or reasonably should know would be detrimental to the Company’s interest, or make any disparaging remarks concerning the business, operations, services, management, employees, affiliates, affairs and/or financial condition of the Company.  The Company agrees that it will not make any disparaging remarks concerning Conroy or his employment with the Company.  Nothing herein shall preclude either Conroy or the Company from making truthful representations required pursuant to legal process or court order, or in response to inquiries from any federal, state or local governmental entity or regulatory body.

5.             No Transferred Claims.  Each party hereto represents and warrants to the other that he or it, as applicable, has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

EXECUTED this                              day of                                        20    .

William J. Conroy

Exhibit B

INVENTION ASSIGNMENT AND PROPRIETARY
INFORMATION AGREEMENT

For good and valuable consideration, which includes continued employment by Microfluidics International Corporation and/or its subsidiary, Microfluidics Corporation (collectively the “Company”), and the compensation received therefore, I agree that:

1.             I hereby assign to the Company my rights and all interests in inventions, improvements and discoveries, original works of authorship, formulas, processes, computer programs, and trade secrets (the “Inventions”) made, conceived or first reduced to practice or created by me, either alone or jointly with others, during my period of employment by the Company, whether or not in the ordinary course of my employment.  This applies to inventions and discoveries which relate to the current business of the Company, or business which the Company may reasonably be expected to enter.

2.             I will promptly disclose in confidence the Inventions to the appropriate Company designee and will assist the Company in any reasonable manner to protect and implement these for its benefit. On request, I will participate in the patent process or other activities to carry out the purpose of this Agreement, without further consideration, but at the expense of the Company.  If such actions are required after termination of my employment I will be entitled to a fair and reasonable per diem fee plus expense reimbursement, if incurred at the request of the Company.

3.             I agree that all Inventions that: (a) are developed using equipment, supplies, facilities or trade secrets of the Company, or (b) result from work performed for the Company, or (c) related to the Company’s business or anticipated research and development, will be the sole and exclusive property of and are hereby assigned to the Company.

4.             Without prior written consent of the Company, I will not, during my employment by the Company, engage in any employment or activity for others, in any business in which the Company is or may reasonably be expected to be active.

5.             During my employment by the Company, or thereafter at any time, I will not disclose to others or use for my benefit trade secrets or confidential information of the Company (as defined below) and that of its clients or other business relationships, except as necessary in the ordinary course of performing my duties with co-workers or as otherwise permitted by the Company’s Board of Directors in writing.  For the purposes of this Agreement the Company’s confidential information shall be deemed to include but not be limited to:  (i) trade secrets, know-how, designs, technical information, techniques, processes, functioning, diagrams, schematics, timing, measurements, tolerances, quantification of physical forces exerted, materials and methods of construction relating to or embodied within the Microfluidizer device and, in particular, within its interaction chambers and auxiliary processing modules, (ii) the identity of the Company’s customers, suppliers and vendors, non-public financial information including price lists, budgets, financial plans and projections (the “Confidential Information”).

6.             I will not use or disclose in the course of my employment for the Company any trade secrets or Confidential Information belonging to others.

7.             Upon termination or resignation, I shall turn over to the Company all written and visual materials, and computer data storage diskettes and/or other storage media pertaining to my work and other pertinent Confidential Information or other equipment, parts, or information of the Company.

8.             I agree that in the event of my breach of this Agreement the Company’s available damages and remedies at law would be inadequate and, accordingly, the Company shall have the right to obtain temporary and/or permanent injunctive relief or its equivalent under domestic or foreign law against me to prevent the unauthorized use or disclosure of any Confidential Information as well as all other remedies that may be available to the Company.  I further agree that all legal and equitable rights, remedies and damages available to the Company shall be considered cumulative and the use or choice of a particular remedy, damage or relief shall not preclude the Company’s further exercise of other rights, remedies and damages.

9.             This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to its internal conflicts of laws provisions.  I hereby consent to the jurisdiction of the courts of the Commonwealth of Massachusetts or such other jurisdiction as the Company may find more convenient or effective for the prosecution of any action hereunder.

10.           This Agreement represents the entire agreement between the parties relating to the subject matter hereof and supersedes any previous understanding or agreement.

11.           I agree that the provisions of this Agreement are severable.  If any provision hereof shall be declared to be invalid or unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of the Agreement, and such provision shall be reformed and construed to the extent permitted by law so that the remainder is valid and enforceable.

Signed as a sealed instrument this                                day of                         , 20    .

EMPLOYEE

Printed Name

Witness

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